Exhibit 99.2

17196 State Road 120 Bristol, IN 46507 (800) 232-0847 www.ameri-kart.com
NEWS RELEASE
Sales Contact:
Paul Mihojevich, Marine Sales Manager, (800) 232-0847
FOR IMMEDIATE RELEASE
Ameri-Kart Corp.
Media Contact:
Max Barton, Director, Corporate Communications (330) 253-5592
Myers Industries, Inc.
Ameri-Kart™ Receives Marine Fuel Tank
Certificate of Conformity from EPA
Industry-Leading Innovation Creates Efficient, Integrated System for Customers
April 1, 2011, Bristol, Indiana — Ameri-Kart, a leading rotational molder of plastic fuel tanks and components for the marine industry, has received a Certificate of Conformity from the Environmental Protection Agency (EPA) for its new low permeation fuel tanks. Along with its newly-patented Enviro-Fill® Overfill Prevention System (OPS) fueling technology, this makes Ameri-Kart unique in offering customers a “total system” for marine fuel tanks in new boat designs. Per industry regulations, all permanently installed marine fuel tanks for spark ignited engines must be 100 percent EPA compliant starting with the 2012 model year.
“Ameri-Kart’s business strategy is highly focused on innovation, and we have committed resources in the marine industry to consistently produce quality fuel tanks and systems,” said Eric Gottuso, president of Ameri-Kart. “We are dedicated to providing solutions that meet the needs of boat manufacturers for total quality and efficiency, as well as governmental regulations and environmental responsibility.
“Ameri-Kart is the industry’s only turnkey provider with an integrated, EPA-compliant fuel tank and OPS system,” Gottuso concluded.
The benefits of Ameri-Kart’s proprietary fueling technology include:
•	No additional testing or certification is needed for different boat models.

•	Technology uses a single moving part to shut-off the fuel nozzle.

•	The fuel level in the tank is the only factor that affects the automatic pump shut-off.

•	Designed to eliminate spit-back, well-back and premature pump shut-offs.

•	Venting is through fill-and-vent hose after filling, reducing or eliminating the need for additional vents to meet American Boat and Yacht Council (ABYC) standards.

•	Charcoal canister or pressurized vent systems are available.

•	Shut-off system does not rely on pressure build-up in the fuel tank to activate pump shut-off.
A “Certificate of Conformity” is issued by the EPA to a fuel tank manufacturer when the company can demonstrate its ability to manufacture a family, or families, of fuel tanks to meet the standards of evaporative emissions with respect to permeation, as explained in the Clean Air Act. Testing was conducted on Ameri-Kart’s fuel tanks by an independent laboratory, then submitted and reviewed by the EPA for approval.
Ameri-Kart, a Myers Industries, Inc. Company (NYSE: MYE), utilizes rotational molding, vacuum forming, blow molding and injection molding to be a single source for design and production of custom plastic products. Part of the Myers Industries Engineered Products Segment, Ameri-Kart manufactures a wide range of molded plastic products and assemblies to meet specific design requirements of recreational vehicle, marine, industrial, heavy truck and healthcare markets. Contact Ameri-Kart at (800) 232-0847 or visit www.ameri-kart.com or www.myersind.com to learn more.
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